Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-248976) pertaining to the 2020 Omnibus Incentive Plan of Digital Media Solutions, Inc. of our report dated March 16, 2022, with respect to the consolidated financial statements of Digital Media Solutions, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Tampa, Florida
March 16, 2022